Exhibit 99.1

News Release

Newell Brands Announces Chief Financial Officer Ralph Nicoletti to

Retire at the End of 2018

HOBOKEN, June 1, 2018 – Newell Brands Inc. (NYSE:NWL) announced today that Executive Vice President and Chief Financial Officer Ralph Nicoletti will retire at the close of 2018.

“On behalf of Newell Brands, I want to extend my thanks to Ralph for his partnership over the last two years,” said Michael Polk, Newell Brands President and Chief Executive Officer. “Ralph and his team have put in place a set of information management processes that will increase the analytic capabilities of the company, positioning us to strengthen our operational and financial performance. Ralph has agreed to stay on through the end of the year to help with the succession process and to continue to drive our transformation work as a key member of the Management Committee.”

Newell Brands will begin a search for Nicoletti’s successor. Both internal and external candidates will be considered.

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Contacts:

Investors:	Media:
Nancy O’Donnell	Michael Sinatra
SVP, Investor Relations and	Director, External Communications
Communications
+1 (201) 610-6857	+1 (201) 610-6717
nancy.odonnell@newellco.com	michael.sinatra@newellco.com

221 River Street	NYSE: NWL
Hoboken, NJ 07030	www.newellbrands.com
+1 (201) 610-6600

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